Exhibit 10.25

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (the "Agreement") is made and entered into effective as of March 31, 2011, by and between NOSTRA TERRA OIL AND GAS COMPANY, PLC (“NTOG”), on one hand, and each of HEWITT PETROLEUM INC. ("HPI"), and HEWITT ENERGY GROUP, INC., ("HEG”) (collectively, the "Hewitt Entities"). NTOG and the Hewitt Entities are referred to collectively as the "Parties," and individually as "the" or "a" "Party."

WHEREAS, NTOG has filed a lawsuit in the Rice County, Kansas District Court against the Hewitt Entities and others, styled Nostra Terra Oil & Gas Company, PLC v. Hewitt Petroleum, Inc., Hewitt Energy Group, Inc., EC Services, LLC, Timothy Mahoney and Mahoney Investment Corporation, Inc., Case No. 10 CV 49 (the "Litigation"); and

WHEREAS, without admitting liability and in an effort to avoid additional litigation expense the Parties desire to enter into this Agreement as a full and complete settlement of the Litigation and all claims described herein;

NOW, THEREFORE, in consideration of the foregoing, the mutual promises contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.        Cash Payment. The Hewitt Entities agree to pay the sum of US $1,300,000 to NTOG in accordance with the following schedule:

a.	At the Closing provided for in Section 20 below, the Hewitt Entities shall pay to NTOG the sum of $100.00; and

b.	At the Closing, the Hewitt Entities shall deliver to NTOG a Convertible Promissory Note (the "Hewitt Note") in the original principal amount of US $1,300,000, subject to the following:

i.
The unpaid principal balance of the Hewitt Note, together with all accrued and unpaid interest, will be due and payable on December 31, 2011 (the "Hewitt Note Maturity Date"); provided, however, that the Hewitt Entities may prepay the Hewitt Note without penalty, subject to the notice provision set forth in the next following subparagraph;

ii.
When the Hewitt Entities have funds on hand to make any payment in reduction of the principal amount due under the Hewitt Note, including the payment due on the Hewitt Note Maturity Date, the Hewitt Entities shall notify NTOG of the intended payment, including evidence of possession of the funds by the Hewitt Entities; for a period of thirty (30) days following receipt of such notice, NTOG will have the right to convert all or a portion of the Hewitt Note for shares of stock of Richfield Oil & Gas, Inc., as provided in the terms of the Hewitt Note; and in the event that the Hewitt Entities fail to provide the advance notice required in this provision, the right of NTOG to convert all or a portion of the Hewitt Note for shares of stock of Richfield Oil & Gas, Inc., as provided in the terms of the Hewitt Note, shall be extended until thirty (30) days following receipt of the required notice when it is sent, regardless of when payment on the Hewitt Note is tendered by the Hewitt Entities;

iii.	Interest on the unpaid principal balance of the Hewitt Note shall accrue at the rate of ten per cent (10.0%) per annum;

iv.
In the event that the Hewitt Note is paid in full, including all accrued and unpaid interest, prior to the Hewitt Note Maturity Date, the then outstanding principal amount due under the Hewitt Note will be reduced by three percent (3.0%) for each thirty (30) day period of time that the Hewitt Note is paid prior to the Hewitt Note Maturity Date (and the right of the Hewitt Entities to receive the discount provided for in this subparagraph will not be affected by any failure of the Hewitt Entities to provide the notice required in subparagraph ii. above, the right to the discount being determined solely by the date that actual funds are received by NTOG in payment of the Hewitt Note);

v.
Any payment in settlement of the obligation represented by the Hewitt Note shall be made by delivery of a cashier's check to NTOG at its address set forth below for notices or by wire transfer in accordance with the following wire transfer instructions:

Name: New Horizons Energy 1, LLC (wholly-owned by NTOG)
Account: 834165797
Routing Number (National clearing code): 021000021
Bank name and address:
Chase Bank USA, N.A.
1863 N. Stapley Dr. Suite 104
Mesa, AZ 85203

vi.	The Hewitt Note shall contain such other terms and conditions as are typical of promissory notes issued pursuant to bank loans of similar magnitude.

vii.
To secure the payment of the Hewitt Note, at the Closing the Hewitt Entities will execute and deliver to NTOG mortgages or deeds of trust granting a lien (including the right of a private sale at foreclosure in the event of a default by the Hewitt Entities) and a security interest in the following assets, all of which are more particularly described on the attached Exhibits as indicated below, with such mortgages or deeds of trust dated as of the date of this Agreement but which instruments shall be held in trust and shall not be filed of record by NTOG before or until July 8, 2011, and then only if the Hewitt Entities have not prepaid the Hewitt Note in full to NTOG on or before June 30, 2011 (with the applicable discount), allowing for an additional five (5) business days for funds to clear at NTOG's bank:

1.	all the Hewitt Entities' working interest in the Furthmeyer- Niedenthal leases, including all wells located thereon, which are identified on Exhibit A;

2.
the Hewitt Entities' working interest in the Perth leases, including the wells located thereon, which are identified on Exhibit A (as to the Perth leases Hewitt will execute a letter addressed to Bear Petroleum, Inc., which will establish the security interest of NTOG in the Perth leases); and

3.	a 10.0% working interest in the Hewitt Utah Overthrust leases, as more particularly described on Exhibit A.

2.        Issuance of Warrants. At the Closing, the Hewitt Entities shall issue to NTOG warrants (the "NTOG Warrants") exercisable for the purchase of shares of stock of Richfield Oil & Gas, Inc. ("Richfield," viz. the entity to result from the merger of the Hewitt Entities and Freedom Oil & Gas, Inc., a Nevada corporation) on the following terms:

a.	The aggregate value of the NTOG Warrants will be the sum of US $1.5 million, or six (6) million Warrants to purchase Richfield common stock;

b.	The exercise price to convert each warrant to a share of common stock of Richfield shall be US $0.25 per share;

c.
The NTOG Warrants shall be for a term which will expire on the first anniversary of the date that shares of Richfield are listed for public trading and trading on the Toronto Stock Venture Exchange (which listing is anticipated to take place on or about September 30, 201l), or September 30, 2013, whichever expiration date occurs earlier.

d.	The NTOG Warrants will be registered in the name of NTOG on the books of Richfield, will be transferable by NTOG (subject to common law and statutory restrictions on transfer); and

e.
The NTOG Warrants may be exercised from time to time, in one or more transactions, for up to 6,000,000 shares of Richfield common stock, and subject to the overall limitation of 6,000,000 shares, there shall be no limitation on the number of warrant shares purchasable in any individual transaction upon exercise of the NTOG Warrants.

3.            Assignment of Properties to NTOG. At the Closing, the Hewitt Entities will assign to NTOG, on a form of assignment in substantially the same form as that which is attached to this Agreement as Exhibit E and made a part hereof for all purposes, good and marketable title to the following assets (the "Hewitt Assets"), free and clear of all liens and encumbrances, and including such other terms and conditions and representations and warranties benefitting NTOG reasonably found in transactions involving the purchase and sale of oil and gas properties:

a.
All of the Hewitt Entities' right, title and interest in and to the oil and gas leases and other leasehold interests described in Exhibit B (collectively, the "Hewitt Leases"), together with all of the Hewitt Entities' right, title and interest in and to the oil, gas and all other hydrocarbons, whether liquid or gaseous (the "Hewitt Hydrocarbons"), in, on or under or that may be produced after the Closing from the lands covered by the Leases (the "Hewitt Lands") and all other minerals of whatever nature in, on or under the Hewitt Leases and Hewitt Lands;

b.
All of the Hewitt Entities' right, title and interest in and to the oil and gas wells located on the Hewitt Leases and Hewitt Lands, or lands pooled or unitized therewith which include the oil and gas wells described in Exhibits B-1 and B-2 (the "Hewitt Wells"), all injection and disposal wells on the Hewitt Leases or Lands, and all personal property and equipment associated with the Hewitt Wells as of the Closing; and

c.	All other properties, records, rights and interests of the Hewitt Entities as set forth in the form of assignment to be executed by the Hewitt Entities and delivered to NTOG at the Closing.

Except with respect to the Boxberger leases described on Exhibit C, any funds which are owned by third parties and which are being held in suspense pending determination of who is entitled to receive such funds will be transferred to NTOG at the Closing, and NTOG will be responsible for the delivery of such funds to the proper owners. Any funds being held in suspense with respect to Boxberger leases described on Exhibit C belong to and will be distributed to the Hewitt Entities at Closing, and Hewitt will be responsible for the proper delivery of such funds to the owners of interests in the Boxberger leases.

4.        Due Diligence and Access to Records. After execution of this Agreement and for thirty (30) days thereafter, the Hewitt Entities shall give NTOG and its authorized representatives, during regular business hours, at NTOG's sole cost and expense, access, with copying privileges, to all geological, geophysical, production, engineering, well files, title and lease records, and other technical data and records relating to the Hewitt Assets and any collateral referenced in this Agreement. As soon as possible following the execution of this Agreement, the Hewitt Entities will provide to NTOG evidence regarding the status of payment of ad valorem taxes for 2010 as to the properties to be assigned to NTOG pursuant to this Agreement, together with the amount of ad valorem taxes assessed against each of such properties.

After execution of this Agreement and for thirty (30) days thereafter, the Hewitt Entities shall also give NTOG and its authorized representatives physical access to the Hewitt Leases, at NTOG's sole cost, risk and expense, for the purpose of inspecting said leases, conducting such tests, examinations, investigations, and assessments as NTOG deems reasonable and necessary or appropriate, including, but not limited to, those required to evaluate the environmental and physical condition of the leases and equipment.

The due diligence period provided for hereunder may be shortened by NTOG, in its sole discretion, and the Closing moved to an earlier date, as provided in Section 20 below.

5.        Assignment of Properties to the Hewitt Entities. At the Closing, NTOG will assign to the Hewitt Entities, on a form of assignment in substantially the same form as that which is attached to this Agreement as Exhibit E and made a part hereof for all purposes, good and marketable title to the following assets (the "NTOG Assets") free and clear of all liens and encumbrances, and including such other terms and conditions and representations and warranties benefitting the Hewitt Entities reasonably found in transactions of purchase and sale of oil and gas properties:

a.
All of NTOG's right, title and interest in and to the oil and gas leases and other leasehold interests described in Exhibit C (the "NTOG Leases"), together with all of NTOG's right, title and interest in and to the oil, gas and all other hydrocarbons, whether liquid or gaseous (the "NTOG Hydrocarbons"), in, on or under or that may be produced after the Closing from the lands covered by the Leases (the "NTOG Lands") and all other minerals of whatever nature in, on or under the NTOG Leases and NTOG Lands;

b.
All of NTOG's right, title and interest in and to the oil and gas wells located on the NTOG Leases and NTOG Lands, or lands pooled or unitized therewith which include the oil and gas wells described in Exhibit C (the "NTOG Wells"), all injection and disposal wells on the NTOG Leases or NTOG Lands, and all personal property and equipment associated with the NTOG Wells as of the Closing; and

c.
All other NTOG properties, records, rights and interests related to the NTOG Leases and NTOG Lands as set forth in the form of assignment to be executed by NTOG and delivered to the Hewitt Entities at the Closing.

6.        Application of Proceeds from Sale of Utah Interests. In the event that the Hewitt Entities sell all or part of their interest in the Hewitt Utah Overthrust leases, located in T13S to T14S, R2E and the western half of T14S, R3E, SLM, Sanpete County, Utah, then a share of the proceeds equal to the security interest held by NTOG under this Agreement divided by the total ownership by Hewitt in the Hewitt Utah Overthrust Partners from such sale(s) shall be applied in the following order: (i) to payment of the outstanding balance of the Hewitt Note; (ii) to payment of all other sums owed by Hewitt Entities to NTOG under this Agreement or any other agreement between the parties; and (iii) to the Hewitt Entities.

7.        Hewitt Entities' Representations. The Hewitt Entities represent and warrant to NTOG that as of the date hereof and at Closing:

a.
The Hewitt Entities are corporations or other legal entities which have been duly formed and both of which have full corporate power and authority to own, lease, and operate the Hewitt Leases and Hewitt Lands and to conduct business as presently conducted.

b.
The Hewitt Entities have full power to enter into and perform their obligations under this Agreement and the other agreements and transactions contemplated hereby. The execution, delivery, and performance by the Hewitt Entities of this Agreement, and the consummation by the Hewitt Entities of the transactions contemplated by this Agreement, have been duly authorized all necessary company and corporate action and no other company or corporate proceeding on the part of the Hewitt Entities is necessary to authorize this Agreement. This Agreement has been and, at Closing the other agreements contemplated by this Agreement will have been, duly executed and delivered by the Hewitt Entities.

c.
Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any material default under any agreement or instrument to which the Hewitt Entities are a party or by which the Hewitt Leases or Lands are bound.

d.
Other than those listed in Exhibit D, no suit, claim, demand, investigation, or other proceeding is pending or, to the Hewitt Entities' knowledge, threatened: (i) with respect to the Hewitt Leases or Hewitt Lands or the ownership, operation, or use of any thereof; (ii) that might result in impairment or loss or diminution of the Hewitt Entities' title to any Hewitt Lease; or (iii) that may otherwise adversely affect the value of any Hewitt Lease in any material respect. There are no bankruptcy or reorganization proceedings contemplated by or pending or threatened against the Hewitt Entities.

e.
There are no pending suits, actions, or other proceedings (including arbitration proceedings) in which the Hewitt Entities are a party (or, to the Hewitt Entities' knowledge, which have been threatened to be instituted against the Hewitt Entities) which affect the Hewitt Entities and/or the Hewitt Assets in any material respect or affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby other than the items listed in Exhibit D.

f.
The Hewitt Entities have all material licenses, permits and governmental authorizations necessary to own, operate, manage and maintain the Hewitt Assets (the "Licenses and Permits"), and all of the Licenses and Permits are in full force and effect. The Hewitt Entities are in full compliance with all terms and conditions of their Licenses and Permits, the failure to comply with which would reasonably be expected to have a material adverse effect on the Assets or any of them. The Hewitt Entities have not received any notice of any past, present or future events or conditions on the Hewitt Assets (or any of them) which such event or condition could reasonably be expected to materially interfere with continued compliance with such Licenses and Permits.

g.
As to the Hewitt Assets as defined in Exhibits A and B, the Hewitt Entities have duly filed or completed all tax reports and returns required to be filed by them and have duly paid all taxes and other charges presently due with respect to the Hewitt Assets. No state of facts exists or has existed which would constitute grounds for the assessment of any material tax liability against the Hewitt Assets, or any of them.

h.
The Hewitt Assets subject to the disclosures made in Exhibit D are free and clear of all liens and encumbrances, or will be at the time of Closing, except for the mortgage and deed of trust encumbering a 10.0% working interest in the Utah Overthrust Project leases owned by Freedom Oil & Gas, Inc. which is held by Quantum Energy & Technologies, LLC, as mortgagee. There are no claims, pending liabilities or contingent liabilities against the Hewitt Entities which could materially and adversely affect the Hewitt Assets from and after the Closing other than those claims, liens, or encumbrances otherwise disclosed in Exhibit D.

i.
The Hewitt Entities are not parties to any contracts affecting the Hewitt Assets or which burden or will burden or encumber or are otherwise material to the ownership, use or operation of the Hewitt Assets other than completion of the Hewitt settlement agreement with Tim Mahoney and MIC, Inc., as outlined in Exhibit F (the "Mahoney et al. Settlement").

j.
The Hewitt Entities have, or at the time of Closing will have, good and marketable title to the Hewitt Assets, free and clear of all liens, security interests, encumbrances, and other burdens subject to the Mahoney et al. Settlement as disclosed in Exhibit F.

k.
The Hewitt Entities have neither approved nor executed, nor will they, any authorizations for expenditures or any other capital expenditure commitments with respect to the Hewitt Assets which would obligate NTOG from and after execution of this Agreement.

l.
From the time of their acquisition of the Hewitt Assets, the Hewitt Entities have (i) operated and maintained the Hewitt Assets in compliance with all applicable environmental laws, the failure with which to comply would have an adverse effect on the Hewitt Assets, or any of them and (ii) have not received any notice from any governmental or quasi-governmental entity or any other person or entity that has not been dismissed or otherwise lawfully disposed of, or that alleges that the Hewitt Entities' or any third party have failed to comply with any applicable environmental law, the failure with which to comply would reasonably be expected to have a material adverse effect on the Hewitt Assets.

m.
No claims arising under any environmental law have been asserted, initiated or threatened against the Hewitt Entities or any person or entity whose liability for such claim has been retained or assumed by the Hewitt Entities, either contractually or by operation of law, with respect to the ownership or operation of the Hewitt Assets.

n.
The Hewitt Entities and any other third party operator, to the best of the Hewitt Entities' knowledge from the time of Hewitt's acquisition of the Hewitt Assets, are now (i) operating the Hewitt Assets in compliance with all applicable statutes, laws, rules, regulations, judgments, orders, writs, injunctions and decrees issued by any court or tribunal in any jurisdiction or any public, governmental or regulatory body, agency, department, commission, board, bureau, or other authority (domestic or foreign) having authority over the Hewitt Assets, the failure with which to comply would reasonably be expected to have a material adverse effect on the Hewitt Assets, (ii) are not required to incur any material expenditures in order for them to comply or remain in compliance with any such laws, statutes, rules, regulations, judgments, orders writs, injunctions or decrees, and (iii) have not received any notification, that has not been dismissed or otherwise lawfully disposed of, of any asserted present or past failure to comply with any such law, rule, regulation or other requirements.

o.
All lease bonus payments, delay rentals, shut-in payments, lease extension payments, royalties, overriding royalties, and all other payments due under or with respect to the Hewitt Leases have been paid. All ad valorem, severance, production, property and other taxes based on or measured by the ownership of the Hewitt Leases have been paid except for any payments of funds which are currently being held in suspense.

p.
The Hewitt Assets are not subject to any contracts or other arrangements for the sale, transportation, processing or treatment of oil or gas produced from or attributable to the Hewitt Leases for the periods from and after the Closing, other than such contracts or other arrangements that will terminate in less than 31 days without penalty. There exist no calls or similar rights or options to purchase oil or gas produced from or attributable to the Hewitt Leases.

q.
The Hewitt Entities have not received notice of any default or breach on their part, or on the part of any prior owner of any of the Hewitt Assets, under any obligation, lease, contract, plan or arrangement, which default or defaults would reasonably be expected to have, singly or in the aggregate, a material adverse effect upon the Hewitt Assets or the ownership, operation or value of the Hewitt Assets from and after the Closing other than the items listed in Exhibit D.

r.
As of Closing, (i) none of the Hewitt Assets are subject to any production balancing, pipeline, processing plant or other agreement or arrangement under which one or more third parties may take a portion of the production attributable to such properties (or the products of such production) without full payment therefore, (ii) the Hewitt Entities are not obligated, by virtue of a prepayment, take-or-pay, production payment, or other arrangement, to deliver hydrocarbons produced from the properties from and after the Closing without receiving full payment for such production, and (iii) the Hewitt Entities have not received prepayments (including payments for gas not taken pursuant to "take-or-pay" or other similar arrangements) for any hydrocarbons produced or to be produced from the Hewitt Assets that have not been recouped as of the Closing.

s.	The Hewitt Entities have made or will make available or accessible to NTOG forthwith all information requested by NTOG regarding the Hewitt Assets.

8.        Representations by NTOG. NTOG hereby represents to the Hewitt Entities that:

A.	NTOG is a corporation that is duly formed and has full company power and authority to execute this agreement and perform its obligations under the terms of the settlement agreement.

B.
At or before Closing, NTOG has or will have full power to enter into and perform its obligations under this Agreement and the other agreements and transactions contemplated hereby. The execution, delivery and performance by NTOG of this Agreement, and the consummation by NTOG of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other company proceedings on the part of NTOG are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been, and at Closing the other agreements contemplated in this Agreement will have been, duly executed and delivered by NTOG.

C.
This Agreement constitutes the legal, valid and binding obligation of NTOG, enforceable in accordance with its terms, except as limited by, bankruptcy or other laws applicable generally to creditor's rights.

9.        Resignation of Operator. On all Hewitt Assets operated by the Hewitt Entities or their designated representatives, the Hewitt Entities shall resign as operator of the Hewitt Assets and vote for NTOG as the operator of the Assets as of the Closing, subject to the closing of the Mahoney et al. Settlement. If any of the Assets are operated by a third party, the Hewitt Entities shall obtain the resignation of that third party in writing and shall provide NTOG with a copy.

10.      Operations Updates. One (1) week following execution of this Agreement and continuing bi-monthly thereafter until Closing, the Hewitt Entities shall provide a written report to NTOG regarding the status of any operations and activities on and production from the Hewitt Assets and the assets pledged as collateral for the Hewitt Note, including, without limitation, joint interest billings, average production volumes (or material declines), and known activity in the area of each asset that could have a material effect on the value of the asset, and any other information that could reasonably affect the value of any or all of the assets, subject to Hewitt receiving the information from the operators on leases Hewitt is not operating. NTOG will keep all such information confidential until it is released to the public domain by Hewitt.

11.      Apportionment of Production Revenues and Expenses. All revenues, obligations, liabilities and expenses associated with the Hewitt Assets and NTOG Assets shall be apportioned as of the Closing between the Hewitt Entities and NTOG. The Hewitt Entities shall provide to NTOG at Closing a full accounting of all revenues and expenses associated with the Hewitt Assets and NTOG Assets prior to Closing, including all revenues and expenses not yet received, and shall pay to NTOG (in addition to the cash payment referred to in Section 1 of this Agreement) all revenues to which NTOG is entitled from the Hewitt Assets and the NTOG Assets for all periods leading up and prior to the Closing once they are collected by Hewitt. NTOG shall pay Hewitt all revenues to which Hewitt is entitled from the Hewitt Assets and the NTOG Assets for all periods leading up and prior to the Closing once they are collected by NTOG. NTOG shall assume all post-Closing obligations and liabilities for all production, revenues, costs, expenses and taxes attributable to the Hewitt Assets post-Closing, and the Hewitt Entities shall assume all post-Closing obligations and liabilities for production, revenues, costs, expenses and taxes attributable to the NTOG Assets post-Closing.

12.      Taxes. All "Taxes" (including ad valorem, property, production, excise, net proceeds, severance and other similar obligations assessed against the Hewitt Assets and NTOG Assets or based on or measured by the ownership of the Assets or production therefrom) shall be prorated between the Hewitt Entities and NTOG as of the Closing. To the extent that ad valorem taxes for 2011 are not yet due and may not yet be determined, the same shall be based upon the ad valorem taxes assessed against the properties in 2010.

13.      Indemnification.

A.
From and after Closing, for any act which Hewitt is to engage in, make payment on, refrain from doing or is required to do by the terms of this Agreement and Hewitt fails to do in accordance with the terms of this Agreement, Hewitt shall indemnify and hold harmless NTOG, its directors, officers, employees, and agents from any and all losses, damages, claims, demands, suits, costs, expenses, and liabilities of every kind and character, including, without limitation, attorneys' fees, court costs and costs of investigation that relate to (i) such failure to complete the terms of the Agreement and which may relate to any of the Assets owned by Hewitt as defined in Exhibits A,B, C, D and E to this agreement prior to the settlement and which arise from or are attributable to the period of time prior to the Closing, and (ii) to the obligations and liabilities of Hewitt to NTOG under this Agreement.

B.
From and after Closing, for any act which NTOG is to engage in, make payment on, refrain from doing or is required to do by the terms of this contract and NTOG fails to do in accordance with the terms of this contract, NTOG shall indemnify and hold harmless Hewitt, its directors, officers, employees, and agents from any and all losses, damages, claims, demands, suits, costs, expenses, and liabilities of every kind and character, including, without limitation, attorneys fees, court costs and costs of investigation that relate to (i) such failure to complete the terms of the agreement and which may relate to any of the Assets owned by NTOG as defined in Exhibits A, B, C, D and E to this agreement prior to the settlement and which arise from or are attributable to the period of time prior to the Closing, and (ii) to the obligations and liabilities of NTOG to Hewitt under this Agreement.

14.      Stipulation and Order of Dismissal. The Parties shall stipulate to an Order of Dismissal, providing for dismissal of NTOG's claims against the Hewitt Entities without prejudice and without costs after the Closing. NTOG's counsel will coordinate the execution and filing of the Stipulation and Order of Dismissal required by this paragraph. NTOG will not release non-Hewitt parties to the lawsuit without Hewitt's written agreement prior to the Closing of this Agreement.

15.      Mutual Release of Claims. Except as contemplated by this Agreement or stated herein, each of the Parties, for themselves, their heirs, assigns and all other persons or entities, respectively, agree to: (i) release one another from any claims, charges, complaints, lawsuits or actions that exist between them; (ii) specifically release each other from all claims of any kind arising out of the Litigation; (iii) release any and all claims that now exist between the Parties, whether or not such claims have been alleged and whether such claims are known or unknown; (iv) release all claims whether in contract, in tort, or arising under statute; (v) release claims by any Party which have been made or which, under any facts existing prior to the execution of this document, could have been made against any other Party, or any entity owned by any other Party. In the event that either Party should default on this Agreement or fail to comply with any material term herein, this mutual release of claims shall be null and void as to any claims asserted, or that could have been asserted, by either Party against the other.

16.      Time of the Essence. Time is of the essence of each and every term, condition, and particular of this Agreement.

17.      Cancellation and Rescission. NTOG may cancel and rescind this Agreement for any reason at any time up to the Closing, or as otherwise agreed by the Parties in writing. Notice of cancellation and rescission shall be delivered to the Hewitt Entities' counsel with a copy to Hewitt's General Counsel:

Thomas A. Dower	J. David Gowdy
Gilliland & Hayes, PA	Hewitt Petroleum, Inc.
20 West Second, 2nd Floor	15 W. South Temple
P.O. Box 2977	Suite 1050
Hutchinson, KS 67504	Salt Lake City, UT 84101
Fax: (620) 669-9426	Fax (801) 519-6703
tdower@gh-hutch.com	jdgowdy@freedomoilandgas.com

If NTOG elects to cancel and rescind this Agreement, then any and all portions of this Agreement shall be rescinded including any release of each other and the Parties may then continue with the litigation which is currently pending.

18.      Election to Decline Any or All of the Hewitt Assets. In lieu of cancelling and rescinding this Agreement, NTOG may elect in its sole discretion to decline accepting any or all of the Hewitt Assets prior to the Closing, including specific wells, in which case the declined assets shall remain the property and responsibility of the Hewitt Entities. NTOG is not obligated under this Agreement to accept any or all of the Hewitt Assets. Should NTOG decline to accept any or all of the Hewitt Assets, the Hewitt Entities' remaining obligations hereunder shall remain unaffected. In the event NTOG elects not to accept assignment of specific well bores (a "Declined Well"), then NTOG agrees it will execute any documents necessary to transfer or permit Hewitt to retain a 10 acre spacing unit allocated to the Declined Well out of the affected leasehold (a "10 Acre Unit") to permit the Hewitt entities to continue the production or development of the Declined Well. In the event that the Hewitt Entities do not request the 10 acre unit surrounding the Declined Well within 30 days, Hewitt will have waived the right to receive a 10 Acre Unit but shall have retained the obligation to plug and abandon the Declined Well in accordance with KCC rules and regulations. If Hewitt requests the 10 Acre Unit for a Declined Well within 30 days of NTOG's election not to accept the well bore, NTOG and Hewitt shall cooperate in designating a 10 Acre Unit which will not interfere with a well that NTOG is currently producing. Hewitt will retain all rights to the Declined Well subject to the agreed upon spacing, including the obligation to plug and abandon the Declined Well in accordance with KCC regulations. Hewitt shall have 90 days from the receipt of the 10 Acre Unit to place the Declined Well in production or to begin working on the well to return it to production or use, and if the well bore of the declined well is not back in production within 45 days of work beginning on the well and does not remain in production or being worked on with the intent restore the well to production or use, then the 10 Acre Unit will revert back to NTOG or the then owner of the lease from which the 10 Acre Unit was taken, and Hewitt will retain the obligation to plug and abandon the Declined Well in accordance with KCC rules and regulations. In the event that Hewitt requests a 10 Acre Unit on a Declined Well and at a later time plugs and abandons the well, after plugging and abandoning the well in accordance with KCC regulations, the 10 Acre Unit will revert back to NTOG or the then owner of the lease from which the 10 Acre Unit was taken. Hewitt shall retain the obligation as the party responsible under K.S.A. 55-179 for the proper care and control of an abandoned well for any Declined Well.

19.      Non-Competition, NTOG and its officers, directors, shareholders, employees, agents and representatives are hereby and forever released from all restrictive covenants, including, without limitation, covenants of non-competition, non-solicitation, confidentiality, non-circumvention, and all other similar covenants, previously entered into with the Hewitt Entities.

20.      Closing. Subject to and upon the terms, conditions, reservations, and exceptions contained in this Agreement, the closing of the transaction contemplated by this Agreement (the "Closing") shall be held thirty (30) days after this Agreement is signed by all Parties. The Closing shall be conducted via transmittal of scanned copies of the executed documents, followed by transmittal of the original, executed versions for delivery the following day. Delivery of the Hewitt Note and all documents securing the payment of the same shall be made by transmittal to Walter H. Walne, 111, Esq., 17 South Briar Hollow, Suite 208, Houston, Texas 77027, under instructions to withhold delivery of the Hewitt Note until the Agreement has been executed and sent by email to the Hewitt Entities and an originally executed counterpart of this Agreement has been deposited with Federal Express for delivery to the Hewitt Entities.

After this Agreement has been executed by all Parties, even simultaneously therewith, NTOG may elect to implement the Closing to be simultaneous with the execution of this Agreement or a designated number of business days thereafter. Accordingly, all documents needed to implement the Closing should be prepared along with the execution version of this Agreement.

NTOG's election to advance the date of the Closing notwithstanding, NTOG will retain the due diligence rights granted it under the terms and provisions of this Agreement so that it may obtain access to records and data needed by it to continue operations on the properties being assigned to it pursuant to this Agreement.

21.      Default. In the event of a default under this Agreement, the Hewitt Note or any other agreement contemplated herein, written notice of default via certified mail shall be provided to the defaulting Party. Any notice of default shall be sent to the following:

To the Hewitt Entities:	Thomas A. Dower
Gilliland & Hayes, PA
20 West Second, 2nd Floor
P.O. Box 2977
Hutchinson, KS 67504

and

J. David Gowdy
Hewitt Petroleum, Inc.
15 W. South Temple
Suite 1050
Salt Lake City, UT 84101

To NTOG:
Walter H. Walne, III
17 South Briar Hollow, Suite 208
Houston, Texas 77027

In the event of a default under this Agreement, the Hewitt Note or any other agreement contemplated herein, there will be no period of time within which to cure any such default. The Party suffering the default shall be entitled to pursue any and all remedies at law which are available to the Party suffering such default without further notice or other action relative to the defaulting Party.

22.      Notices. Except as otherwise specifically set forth in this Agreement, any notice required to be given pursuant to this Agreement shall be in writing and shall be delivered in person, or by private courier service, with written receipt of acceptance returned to the sender, or via registered mail, return receipt requested, postage prepaid, or by telecopier (with confirmation of receipt by telecopier sent within four hours of completion of transmission with the result that if there is no such confirmation of receipt by telecopy, the original notice sent by telecopier shall not be deemed effective notice) to each of the Parties at the address, or at the telecopier number, set forth below in this section of this Agreement. The agent for receipt of any notice shall be the individual who has executed this Agreement on behalf of each of the Parties. The agent and/or address for each of the Parties may be unilaterally altered by either Party upon providing written notice thereof to the other Party. Notice shall be deemed delivered when received at each of the addresses set forth in the opening paragraph of this Agreement, except with respect to telecopies, which shall be deemed received as provided above in this section.

TO THE HEWITT ENTITIES:

J. David Gowdy
Hewitt Petroleum, Inc.
15 W. South Temple
Suite 1050
Salt Lake City, UT 84101

TO NTOG:

Nostra Terra Oil & Gas Company, PLC
7308 Centenary Ave.
Dallas, Texas 75225

23.      Cooperation. The Parties agree to cooperate in preparing such documents or taking such actions as may be necessary to implement this Agreement or to carry out its terms.

24.      Confidentiality. The Parties shall keep the terms of this Agreement confidential to the fullest extent permitted by law, except as provided for herein. This confidentiality provision shall not apply to any information: (i) which is or rightfully becomes available to the general public; (ii) disclosed on a confidential basis to the Parties' attorneys, accountants, auditors, or regulators or other persons or entities subject to confidentiality agreement; or (iii) which must be disclosed to comply with applicable law. If an action for enforcement of any part of this Agreement is initiated by a Party, the Agreement shall be treated confidentially in such proceeding and if it is filed with a Court, shall be filed under seal.

The Parties shall jointly prepare a press release regarding this Agreement. NTOG shall coordinate the preparation and issuance of such press release. In addition, as a publicly traded company, NTOG may be required to make further public disclosures regarding this Agreement and such disclosures shall be permitted notwithstanding anything to the contrary stated hereinabove. In such event, NTOG agrees to notify the Hewitt Entities prior to any such disclosure and solicit their input regarding same, although such input shall not in any way be binding upon NTOG.

25.      No Admission of Liability. No Party to this Agreement admits any liability or wrongdoing to any other Party hereto with respect to any claims. Moreover, each Party to this Agreement specifically asserts that he or it is not responsible or liable to any other Party but has agreed to this settlement solely for the purpose of resolving this dispute.

26.      Enforcement. If it is necessary for any Party to this Agreement to bring any action to enforce this Agreement, and if such Party shall be successful in such action, the Party enforcing this Agreement shall be entitled to recover its reasonable attorney's fees and costs incurred in such action.

27.      Binding Effect. This Agreement and the terms, covenants, conditions, provisions, obligations, rights and benefits hereof shall be binding upon and shall inure to the benefit of the undersigned Parties and their respective heirs, executors, administrators, personal representatives, successors and assigns.

28.      Interpretation and Controlling Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Kansas, without regard to those laws relating to choice of law. The Parties hereby acknowledge that they and their respective counsel have each contributed to the preparation of this Agreement. Accordingly, no provision of this Agreement shall be construed against any Party because that Party, or his or its counsel, drafted the provision.

29.      Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements, if any, written or oral. There is no written or oral understanding directly or indirectly connected with this Agreement that is not incorporated herein. This Agreement cannot be amended or altered except by a subsequent written document executed by the Parties.

30.      Validity. If any term, part, or provision of this Agreement is held by a court of final and competent jurisdiction to be invalid, illegal or in conflict with any law, the validity of the remaining portions or provisions shall not be affected, and the rights, obligations and covenants of the undersigned Parties shall be construed and enforced as if the Agreement did not contain the particular term, condition, part or provision ruled to be unlawful.

31.      Authority and Covenant. Each Party hereto warrants to each other Party that such Party has full power and authority to execute and deliver this Agreement. Further, each person executing this Agreement on behalf of any Party hereto warrants that he or she has full power and authority to execute and deliver this Agreement. Each Party represents and warrants that such Party has not assigned, transferred or pledged all or any portion of any claim released by the terms of the Agreement.

32.      Fees and Costs. The Parties hereto shall bear all of their own respective costs, expenses and attorney's fees of the Litigation.

33.      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. This Agreement may be executed by facsimile signatures which shall be deemed to have the force and effect of an original signature.

34.      Captions. The captions contained in the various sections of the Agreement are for convenience of reference only and do not in any way limit, expand or modify the terms and provisions of this Agreement.

IN WITNESS WHEREOF, the parties have set their hands by their duly authorized officers effective as of the date set forth above.

NTOG:		HEWITT ENTITIES:

NOSTRA TERRA OIL		HEWITT PETROLEUM, INC.
AND GAS COMPANY PLC (“NTOG")

By:	/s/ Matt Lofgren	By:	/s/ J. David Gowdy
Title:	CEO	Title: President/CEO
Date:	13 April 2011	Date: April 13, 2011

HEWITT ENERGY GROUP, INC.

		By:	/s/ Douglas C. Hewitt
Title: President
Date: April 13, 2011

SCHEDULE OF EXHIBITS

Exhibit A – Legal descriptions of the Furthmeyer-Niedenthal, Perth and Hewitt Utah Overthrust leases (the "Hewitt Leases") on which liens are to be granted to NTOG by the Hewitt Entities

Exhibit B – Schedule of leases and wells to be conveyed to NTOG by the Hewitt Entities

Exhibit C – Schedule of leases and wells to be conveyed to the Hewitt Entities by NTOG

Exhibit D – Schedule of pending suits, actions, or other proceedings

Exhibit E – Form of assignment of leases and wells

Exhibit F – Description of the Hewitt settlement agreement with Tim Mahoney and MIC, Inc.

EXHIBIT A

LEGAL DESCRIPTIONS OF THE HEWITT LEASES

Furthmeyer West Lease:

Oil and gas lease dated February 14, 2006, from Larry Furthmeyer, as lessor, to Mid America Production Management, LLC., as lessee, recorded in Book 205, Pages 402 and 403, insofar as said lease covers the East Half of the Northeast (E/2-NE/4) of Section Twenty-Two (22), Township Fourteen (14) South, Range Fifteen (15) West of the 6th P.M., containing Eighty (80) acres, more or less, located Russell, County, Kansas.

Neidenthal Lease:

Oil and gas lease dated February 27,2008, from Galen Neidenthal and Rudene G. Neidenthal, husband and wife, as lessors, to Milestone Energy LLC., as lessee, recorded in Book 209, Page 712, insofar as said lease covers the South Half of the Southwest Quarter (S/2-SW/4) of Section Twenty-Three (23), Township Fourteen (14) South, Range Fifteen (15) West of the 6th P.M., insofar and only insofar as it covers the following described real estate:

A 10 acre location surrounding the well located at the S/2 S/2 SW/4 Section Twenty-Three (23), Township Fourteen (14) South, Range Fifteen (15) West of the 6th P.M. Containing Ten (10) acres, more or less, located in Russell, County, Kansas.

Hewitt Utah Overthrust leases:

The Oil & Gas Leases held by Hewitt Energy Group, LLC, as Lessee, covering lands located in T13S to T14S, R2E and the western half of T14S, R3E, SLM, Sanpete County, Utah, as more fully described in Exhibit A to that certain Mortgage, Deed of Trust, Security Agreement, Assignment of Leases and Production, and Financing Statement dated effective February 4, 2009, between Freedom Oil & Gas, Inc., 139 E. South Temple, Suite 400, Salt Lake City, Utah 84111, as "Mortgagor," and Quantum Energy & Technologies, LLC, 5600 S. 151 E., Murray, Utah 84107, as "Mortgagee," recorded as Document ____, in Book ____, Page ____, of the real property records of Sanpete County, Utah, to the record of which reference is here made for all purposes.

Exhibit B

SCHEDULE OF LEASES AND WELLS TO BE CONVEYED TO NTOG BY THE HEWITT ENTITIES

Bloom (Chase-Silica) Leases

A.
Oil and Gas Lease dated December 28, 1999, from Louise E. Wilson, a widow, as Lessor, to Key Gas Corp., as Lessee, recorded in Book 133 at Page 334, INSOFAR AND ONLY INSOFAR as such lease covers the following described lands:

The Southeast Quarter (SE/4) of Section Sixteen (16), Township Twenty (20) South, Range Ten (10) West of the 6th P.M., Rice County, Kansas;

Which lease was succeeded by the following described lease:

Oil and Gas Lease dated January 2010, from Louis F. Wilson and Nancy E. Wilson, husband and wife, as Lessor, to BGB & More, Inc., as Lessee, recorded in Book 148 at Page 178, INSOFAR AND ONLY INSOFAR as such lease covers the following described lands:

The Southeast Quarter (SE/4) of Section Sixteen (16), Township Twenty (20) South, Range Ten (10) West of the 6th P.M., Rice County, Kansas.

B.
Oil and Gas Lease dated June 30, 1983, from Verbal E. Burns and Katherine W. Burns, husband and wife as Lessors, to B.W. Madden, as Lessee, recorded in Book 99 at Page 386, INSOFAR AND ONLY INSOFAR as such lease covers the following described lands:

That West Half of the Southwest Quarter (W/2 SW/4) of Section Fifteen (15), Township Twenty (20) South, Range Ten (10) West of the 6th P.M., Rice County, Kansas;

Which lease was succeeded a new lease taken on August 29, 2008, as follows:

An oil and gas leasehold consisting of an Oil and Gas Lease dated August 29, 2008, from Robert L. Burns and Anna M. Burns, husband and wife as Lessors, to BGB & More, Inc., as Lessee, recorded in Book 146 at Page 167, INSOFAR AND ONLY INSOFAR as such lease covers the following described lands:

The West Half of the Southwest Quarter (W/2 SW/4) of Section Fifteen (15), Township Twenty (20) South, Range Ten (10) West of the 6th P.M., Rice County, Kansas.

Exhibit B (continued)

Bloom (Chase-Silica) Leases (continued)

C.
Salt Water Disposal Lease dated August 20, 1981 from B.W. Madden and Wanda Madden, as Lessors, to Pioneer Operations, Inc., as Lessee, recorded in Book 99 at Page 951, INSOFAR AND ONLY INSOFAR as the lease covers the following described lands:

The East Half of the Northwest Quarter (E/2 NW/4) of Section Twenty-two (22), Township Twenty (20) South, Range Ten (10) West of the 6th P.M., Rice County, Kansas.

D.
Salt Water Disposal Lease dated February 16, 1984, from L.D. Davis, as Lessor, to Voigt Oil and Gas Co., Inc., as Lessee, recorded in Book 101 at Page 906, INSOFAR AND ONLY INSOFAR as the lease covers the following described lands:

The North Half of the Northwest Quarter (N/2 NW/4) of Section Twenty-two (22), Township Twenty (20) South, Range Ten (10) West of the 6th P.M., Rice County, Kansas.

Each of the above leases has a 78% Net Revenue Interest.

HPI Working Interest being transferred to NTOG - 50%.

Exhibit B (continued)

Bloom (Chase-Silica) Wilson B Lease

Oil and Gas Lease dated January 2010, from Louis F. Wilson and Nancy E. Wilson, husband and wife, as Lessor, to BGB & More, Inc., as Lessee, recorded in Book 148 at Page 178, INSOFAR AND ONLY INSOFAR as the lease covers the following described lands:
The Northeast Quarter (NE/4) of Section Twenty One (21), Township Twenty (20) South, Range Ten (10) West of the 6th P.M., Rice County, Kansas.

This lease was part of the Wilson B Offset lease in the letter agreement dated January 13, 2010 between Hewitt Petroleum Inc. and NTOG.

The above lease has a 78% Net Revenue Interest.

HPI Working Interest being transferred to NTOG -50%.

Exhibit B -1

Bloom (Chase-Silica) Wellbores

Producer: Wilson #1-16 SE SE SE Sec. 16 T20S R10W
Producer: Graham #l (Sinclair) SW SE Sec. 16 T20S R10W
Producer: Graham #1 (Skelly) SW SE SE Sec. 16 T20S R10W
Producer: Graham #2 SE S W SE Sec. 16 T20S R10W
Producer: Graham #3 NE SE SE Sec. 16 T20S R10W
Producer: Wilson B #l SW NW SE Sec. 16 T20S R10W
Producer: Wilson C #2 N/2 N/2 SE Sec. 16 T20S R10W
Producer: Burns #1 W/2 NW SW Sec. 15 T20S Rl10
SWD: Madden #1 NW NE NW Sec. 22 T20S R10W
SWD: Madden A #1 SW NW NW Sec. 22 T20S R10W

Exhibit B -2

Bloom (Chase-Silica) Wilson B Wellbore

Producer: Wilson #2-A NW NE NE NE Sec. 21 T20S R10W

Exhibit C -1

SCHEDULE OF LEASES AND WELLS TO BE CONVEYED TO THE HEWITT ENTITIES BY NTOG

Boxberger Leases

Oil and Gas Lease dated February 14, 1934 from Henry Boxberger, Sr., and Katie Boxberger, his wife, as Lessor, to _______________________, as Lessee, recorded in Book 18, Page 235 (H Boxberger lease), covering the following described lands, to wit:

The West Half of the Southwest Quarter (W/2 SW/4) of Section Thirty-two (32), Township Thirteen (13) South, Range Fourteen (14) West of the 6th PM, Russell County, Kansas, containing 80 acres, more or less.

Oil and Gas Lease dated August 13, 2009, from Larry Furthmeyer, as Lessor, to Hewitt Petroleum, Inc. (Boxberger Furthmeyer lease), as Lessee, INSOFAR AND ONLY INSOFAR as the lease covers the following described lands

The West half of the Northwest Quarter (W/2 NW/4) of Section Thirty-Two 32), Township Thirteen (13) South, Range Fourteen (14) West of the 6thP.M. Russell County, Kansas,

containing 80 acres, more or less. Each of the above leases has a 78% Net Revenue Interest.

Exhibit C -1 (continued)

Boxberger Wellbores

Producer:	Boxberger A #5 – C NW NW Section 32, T13S R14W
SWD :	Boxberger A #3 SWD – SW NW NW Section 32, T13S R14W
Producer:	Boxberger A #2 – SE NW NW Section 32, T13S R14W
Producer:	Boxberger B #1 – NW SW NW Section 32, T13S R14W
Producer:	Boxberger B #4 – S/2 N/2 SW NW Section 32, T13S R14W
Producer:	Boxberger B #3 – C SW NW Section 32, T13S R14W
Producer:	Boxberger B #2 – SE SW NW Section 32, T13S R14W
Producer:	H Boxberger #1 – NW NW SW Section 32, T13S R14W
Producer:	H Boxberger #3 – SE NW SW Section 32, T13S R14W
Plugged but cased hole:	Boxberger #4 – NW SW SW Section 32, T13S R14W

Exhibit C -2

Hoffman Lease:

Oil and Gas Lease dated April 17, 2009, from Dennis Norman Hoffman, Trustee, as Lessor, to Hewitt Energy Group, LLC., as Lessee, recorded in Book 212 at Page 0049, INSOFAR AND ONLY INSOFAR as the lease covers the Southeast Quarter (SE/4) of Section Twenty-six (26), Township Fifteen (15) South, Range Fourteen (14) West of the 6th P.M. Russell County, Kansas.

The Hoffman lease has a 80% Net Revenue Interest.

NTOG Working Interest being transferred to Hewitt – 25%.

Hoffman -Wellbores

Producer: Hoffman #5 – NE NW SE Section 26, T15S R14W
SWD: Hoffman #6 SWD SE NW SE Section 26, T15S R14W
Producer: Hoffman #1 – NE SE SE Section 26, T15S R14W
Producer: Hoffinan #4 – E/2 NW SE SE Section 26, T15S R14W
Plugged with Casing intact: Hoffman #3 – SW NE SE Section 26, T15S R14W
Plugged with Casing intact: Hoffman #2 – SE NE SE Section 26, T15S R14W

Exhibit C -2 continued

Koelsch (including Prescott lease) Field Leases:

Oil and Gas Lease dated December 9, 2009, from the Richard D. Meyer Trust, as Lessor, to J. Fred Hambright, Inc., as Lessee, recorded in Book ____, Page ____, INSOFAR AND ONLY INSOFAR as said lease covers the Northeast Quarter (NE/4) of Section Twenty-five (25), Township Twenty-Four (24) South, Range Fourteen (14) West of the 6th P.M. Russell County, Kansas, containing 160 acres more or less.

Oil and Gas Lease dated December 3, 2009, from the Virginia E Anderson Trust, as Lessor, to J. Fred Hambright, Inc., as Lessee, recorded in Book ____, Page ___, INSOFAR AND ONLY INSOFAR as said lease covers the South half of the Southeast Quarter (S/2 SE/4) of Section Twenty-five (25), Township Twenty-Four (24) South, Range Fourteen (14) West of the 6th P.M. Russell County, Kansas, containing 80 acres more or less.

Oil and Gas Lease dated January 15, 2007, from Bill Edward Koelsch, as Lessor, to J. Fred Hambright, Inc., as Lessee, recorded in Book ____, Page ____, INSOFAR AND ONLY INSOFAR as said lease covers the North half of the Southwest Quarter (N/2 SW/4) of Section Twenty-five (25), Township Twenty-Four (24) South, Range Fourteen (14) West of the 6th P.M. Russell County, Kansas, containing 80 acres more or less. Extended on January 15, 2010.

An oil and gas lease dated January 15, 2007, from Velma D. Koelsch lessor to J. Fred Hambright, Inc., lessee, recorded in Book ____, Page ____, INSOFAR AND ONLY INSOFAR as said lease covers the North half of the Southwest Quarter (N/2 SW/4) of Section Twenty-five (25), Township Twenty-Four (24) South, Range Fourteen (14) West of the 6th P.M. Russell County, Kansas, containing 80 acres more or less. Extended on January 15, 2010.

An oil and gas lease dated April 8, 2008, from the Kachelman Family LP, lessor to J. Fred Hambright, Inc., lessee, recorded in Book ____, Page ____, INSOFAR AND ONLY INSOFAR as said lease covers the Northwest Quarter (NW/4) of Section Thirty-six (36), Township Twenty- Four (24) South, Range Fourteen (14) West of the 6th P.M. Russell County, Kansas, containing 160 acres more or less.

An Oil and gas lease dated September 10, 1948, from Hazel Ann Prescott and Paul Prescott, Her husband, to Herman A Lennartz, lessee, recorded in Book ____, Page ___, INSOFAR AND ONLY INSOFAR as said lease covers the North half of the Southeast Quarter (N/2 SE/4) of Section Twenty-Five (25), Township Twenty-Four (24) South, Range Fourteen (14) West of the 6th P.M. Russell County, Kansas, containing 80 acres more or less.

The Koelsch leases have a 82% Net Revenue Interest and the Prescott leases have a 80% Net Revenue Interest.

NTOG Working Interest being transferred to Hewitt – 50% on both Koelsch and Prescott leases.

Koelsch (Including Prescott lease) Wellbores

Koelsch Wellbores:                                                      None

Prescott Wellbores:

Prescott #2 – Lansing Producer – NE NW SE Sec. 25
Prescott #5 – Arbuckle Producer – C W/2 NW SE Sec. 25
Prescott #4 – SWD – SW NE SE Sec. 25

Exhibit C -2, continued

T24S R14W
25
PRESCOTT #2
PRESCOTT #5
H A PRESCOTT #4
36

Exhibit C -3 (continued)

Wilson B Offset Lease

Wilson B Offset lease which covers NE/4 Section 16, T20S R10W, Rice County, Kansas. This is one of the leases which were part of the Wilson B Offset lease in the letter agreement dated January 13, 2010 between Hewitt Petroleum Inc. and NTOG.

The above lease has an 80% Net Revenue Interest.

NTOG Working Interest being transferred to Hewitt – 50%.

Wilson B Offset Wellbore                                                                None.

Exhibit C -4
Liberty #1 Well & Nephi Prospect Leases

Winn leases – N/2 Section 34, T12S, R/E, SLB&M, Juab County, Utah, comprising approximately 320 acres; 75.0% NRI; expiring March 31, 2010

Freedom Oil & Gas lease – Containing 126.745 Net Mineral Acres, Expiring December 31, 2010, described as follows:

Township 12 & 13 South, Range 1 East, SLB&M, Juab County, Utah

Beginning at the Northeast corner of the West half of the Southwest quarter of Section 34, Township 12 South, Range 1 East, Salt Lake Base and Meridian, thence South 170 rods 10 links, West 80 rods to the quarter section line, North 10 rods 10 links, West 26 rods 13 links, North 160 rods, East 106 rods 13 links, to the place of beginning. Including a parcel of land in Section 33, Township 12 South, Range 1 East, Salt Lake Base and Meridian, and a parcel of land in Section 3, Township 13 South, Range 1 East, Salt Lake Base and Meridian.
Containing 111.675 acres more or less

Beginning at the Northeast corner of Section 4, Township 13 South, Range 1 East, Salt Lake Base and Meridian, thence South 10 rods 10 links, West 26 rods 13 links, North 10 rods 10 links, East 26 rods 13 links to the place of beginning.
Containing 1.72 acres more or less

Beginning 26 rods 13 links West of the Northeast corner of Section 4, Township 13 South, Range 1 East, Salt Lake Base and Meridian, South 10 rods, West 27 rods 22.5 links, North 0° 15' West 10 rods, East 27 rods 22.5 links to the place of beginning.
Containing 1.74 acres more or less

Beginning 26 rods 13 links West of the Southeast corner of the Southeast quarter of Section 33, Township 12 South, Range 1 East, Salt Lake Base and Meridian, thence West 27 rods 22.5 links, North 0° 15' West 1,262 feet, more or less, to a fence on the North side of an irrigation ditch, which point is South 0°15' East 1,378 feet, more or less, from the North boundary line of said Southeast quarter, thence Southeasterly following said fence 603 feet, more or less, to a point due North of the place of beginning, thence South 904 feet, more or less, to the place of beginning.
Containing 11.61 acres, more or less

Each of the above leases has a 75% Net Revenue Interest.

NTOG Working Interest in the leases being transferred to Hewitt – 5%.

Liberty #I Well Wellbore:
HPI Liberty #1 – NE NW Section 34, T12S R1 W, Juab Co. Utah. NTOG is transferring 7.0% working interest before Payout (BPO) and 5.0% working interest after Payout (APO)

Exhibit C -4, continued

Exhibit C -5

Stoskopf Lease:

The Stoskoph lease covers the Southwest Quarter (SW/4) of Section Seventeen (17), Township Sixteen (16) South, Range Thirteen (13)West of the 6th P.M. Barton County, Kansas

Containing 140 Acres, more or less

The Stoskopf lease has a 78% Net Revenue Interest.

NTOG Working Interest being transferred to Hewitt – any Working Interest NTOG may hold on the Closing Date.

Stoskopf Wellbores

Producer:  H. Stoskopf #1 (15-009-22464) – SE SW SW Section 17, T16S R13W
Producer:  Stoskopf #2 (15-009-21610) – NW SE SW Section 17, T16S R13W
Producer:  Stoskopf #3 (15-009-21 655) – NE SE SW Section 17, T16S R13W
Producer:  Stoskopf #1 (15-009-21489) – SE SE SW Section 17, T16S R13W

Exhibit C -6

Dietz Lease

Dietz lease as per the "Definitive Agreement for Purchase and Exploration of Dietz" agreement dated February 13, 2010 between Hewitt Petroleum Inc. and NTOG.

The Dietz leases has an 80% Net Revenue Interest.

NTOG Working Interest being transferred to Hewitt – any Working Interest NTOG may hold on the Closing Date.

Deitz Wellbores

Four productions well bores as per the "Definitive Agreement for Purchase and Exploration of Dietz" agreement dated February 13, 2010 between Hewitt Petroleum Inc. and NTOG.

Exhibit C -7

Top Trapp Lease

Top Trapp lease as per the letter agreement dated January 13, 2010 between Hewitt Petroleum Inc and NTOG.

The Top Trapp lease has an 82% Net Revenue Interest.

NTOG Working Interest being transferred to Hewitt – any Working Interest NTOG may hold on the Closing Date.

Top of Trapp Wellbores                              None

Exhibit D

The following suits, claims and other items related to the leases and wellbores on Exhibits A, B, B-1, and B-2 are acknowledged by NTOG:

1.	NTOG assumes the plugging and abandonment costs related to the wellbores accepted on Exhibits B-1 and B-2.

2.	Hewitt understands that MIC, LLC, and/or Tim Mahoney are liable by way of court order for the plugging and abandonment costs on all the Chase Silica wellbores.

3.	Some of the items in the Hewitt settlement agreement with MIC, LLC, and Tim Mahoney may impact Hewitt's ability to comply with this agreement including:

a.	Transfer of operatorship from EC Services to NTOG as designated operator for Chase Silica.
b.	Transfer of 100% working interest in Chase Silica leases from Bloomfield LLC to NTOG.
c.	Transfer of balance of funds in Bloomfield LLC to NTOG.

4.	Notice of Temporary Abandonment Denied sent to EC Services on December 6, 2010 in regards to the Graham #1 well on the Chase Silica leases.

5.	Hewitt is in the process of cleaning up the title on the Boxberger Furthmeyer lease.

EXHIBIT E

ASSIGNMENT, BILL OF SALE AND CONVEYANCE

STATE OF KANSAS	§
§
COUNTY OF [RICE]	§

This Assignment, Bill of Sale and Conveyance ("Assignment") is

FROM:	[NAME OF ASSIGNOR] [Address of Assignor Address of Assignor ]	("Assignor")
TO:	[NAME OF ASSIGNEE] [address of Assignee address of Assignee]	("Assignee")

Assignor, for and in consideration of $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed by Assignor, and subject to the exceptions and reservations set forth below, does hereby sell, assign, convey, transfer, set over and deliver unto Assignee and Assignee's successors in title and assigns, effective as of 7:00 a.m. at the location of the properties herein assigned, on April 1, 2011 (the "Effective Date"), the following properties and rights (collectively, the "Subject Interests"):

a)
All of Assignor's interest in or to the oil, gas and mineral leases described in Exhibit A hereto and made a part hereof ("Leases," whether one or more) insofar as the Leases cover the lands described in the Leases, and all of which lands are located in the state and county or counties above named ("Lands");

b)
All of Assignor's interest in, to or under or by virtue of the presently existing and valid unitization, communitization and pooling agreements and the properties covered and the units and pooled and communitized areas created thereby (including, but not limited to, all units formed under orders, regulations, rules or other official acts of any federal, state or other governmental agency), insofar and only insofar as such agreements, properties and units relate to the Leases;

c)
All of Assignor's interest in or to all improvements, easements, surface leases, permits, rights-of-way, licenses, servitudes and other similar interests necessary or useful to or used in connection with the exploration, development or operation of the Leases or the Lands (all such improvements, easements, surface leases, permits, rights-of-way, licenses, servitudes and other similar interests, subject to the Existing Burdens (as hereinafter defined), are referred to as the "Easements;"

d)
All of Assignor's interest in or to all personal property, fixtures and improvements appurtenant to or located on or near the Lands, or used or held for use (except automotive equipment or motor vehicles) in connection with the production, treatment, storage or transportation of oil, gas, casing head gas, condensate, distillate or other liquid or vaporous hydrocarbons or other minerals (collectively, "Hydrocarbons") from the Leases; and all of Assignor's interest in and to any geological or geophysical data heretofore provided to Assignee by Assignor (the "Data") such personal property, fixtures and improvements shall include, but shall not be limited to, all Hydrocarbons in the tanks, and all wells, tanks, boilers, buildings, plants, fixtures, machinery and other equipment, pipelines, power lines, telephone lines, roads and other appurtenances pertaining to the Leases (all such personal property and fixtures are referred to in this Assignment as the "Assigned Appurtenances");

e)
All of Assignor's interest in or to all rights, duties and obligations attributable to or arising from any valid oil, casing head gas and gas sales, purchase, exchange and processing contracts and agreements, insofar and only insofar as the same are appurtenant or relate to the Leases or production therefrom or attributable thereto (all such rights, duties and obligations are referred to in this Assignment as the "Contract Rights");

f)
All of Assignor's interest in or to all claims, suits, proceedings or choses in action, arising from or relating to any of the undivided interests assigned in paragraphs through above (all such claims, suits, proceedings or choses in action are referred to in this Assignment as the "Claims"); and

g)
All of Assignor's interest in and to all Hydrocarbons or other minerals which are in, under, upon, or produced from or allocable (or to be produced from or allocable) to the Lands (such Hydrocarbons and minerals being hereinafter referred to as "Production"), including "line fill" and inventory below the pipeline connection in tanks, attributable to the interests described in Exhibit A, or the proceeds from the sale of such Production.

This Assignment from Assignor to Assignee is expressly made subject to the following ("Existing Burdens"):

a)	a proportionate part of the covenants, provisions, royalties and terms of the Leases;

b)	the terms and conditions of all existing orders, rules and regulations and ordinances of federal, state and other governmental agencies having jurisdiction;

c)
a proportionate part of all overriding royalty interests, restrictions, exceptions, reservations, burdens, encumbrances, conditions, limitations, interests, instruments, agreements and other matters, if any, which are of record in the state and county above named as of the date of this Assignment and which burden or affect the properties, rights or interests herein assigned; and

d)
the terms and provisions of that certain Settlement Agreement of even date herewith entered into by and between Nostra Terra Oil and Gas Company, PLC, on one hand, and each of Hewitt Petroleum, Inc., and Hewitt Energy Group, Inc.

TO HAVE AND TO HOLD, all and singular, the Subject Interests unto Assignee and Assignee's successors in title and assigns forever; provided, however, that this conveyance is made by Assignor without any warranty of title, either express or implied. The reference herein to the Existing Burdens is for the purposes of protecting Assignor on Assignor's warranties, and shall not create, nor constitute a recognition of, any rights in third parties. This Assignment, in respect of the Assigned Appurtenances, is made without warranty or covenants, express or implied, and, in respect of the Assigned Appurtenances, the IMPLIED WARRANTY OF MERCHANTABILITY AND THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY EXPRESSLY NEGATED. This Assignment is made with full substitution and subrogation of Assignee in and to all covenants, indemnities, representations and warranties by others heretofore given or made with respect to the Subject Interests or any part thereof.

By the acceptance and recording of this Assignment, Assignee has assumed, as of the Effective Date, all obligations to plug and abandon the wells included in the Subject Interests, in accordance with all applicable lease requirements and governmental regulations.

The term "oil, gas and mineral lease" as used in this Assignment and in Exhibit A hereto includes in addition to oil, gas and mineral leases, oil and gas leases, oil, gas and sulphur leases, other mineral leases, co-lessor's agreements, lease ratifications and extensions and subleases of any of the foregoing, as appropriate.

All of the terms, provisions, covenants and agreements herein contained shall extend to and be binding upon the parties hereto, and their respective successors in title and assigns.

Assignor agrees to execute, to acknowledge and to deliver to Assignee any additional instruments, notices, division orders, transfer orders and other documents and to do any other acts and things which may be necessary to more fully and effectively assign and convey to Assignee and Assignee's successors in title and assigns the Properties intended to be assigned hereby.

IN WITNESS WHEREOF, the parties have executed this Assignment on the date of the latest acknowledgment annexed hereto, but this Assignment shall be effective as of the Effective Date hereinabove recited.

ASSIGNOR:	ASSIGNEE:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

By:	By:
Name:	Name:
Title:	Title:

THE STATE OF _____________	§
§
COUNTY OF _______________1	§

This Assignment, Bill of Sale and Conveyance was acknowledged before me on the _____ day of ____________________, 2011, by ______________________________, the ___________________ of [Name of Assignor], a [___________________ corporation].

[Seal]
Notary Public in and for the State of ________________
Printed name of Notary:
Date commission expires: _________________________

THE STATE OF _____________	§
§
COUNTY OF _______________2	§

This Assignment, Bill of Sale and Conveyance was acknowledged before me on the _____ day of ____________________, 2011, by ______________________________, the ___________________ of [Name of Assignor], a [___________________ corporation].

[Seal]
Notary Public in and for the State of ________________
Printed name of Notary:
Date commission expires: _________________________

[attach descriptions of leases]

1 Insert state and county where signing party is executing the document.
2 Insert state and county where signing party is executing the document.

EXHIBIT F

DESCRIPTION OF THE HEWITT SETTLEMENT AGREEMENT WITH TIM MAHONEY AND MIC, INC.

[attached]